Exhibit 99.5

August 4, 2016

Board of Directors
Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, Texas 77090

Members of the Board of Directors:

We hereby consent to the use in the Registration Statement on Form S-4 of Yuma Delaware Merger Subsidiary, Inc. and in the proxy statement/prospectus of Yuma Energy, Inc. and Davis Petroleum Acquisition Corp., which is part of the Registration Statement, of our opinion dated as of February 10, 2016, and the Adjustment Letter thereto, dated as of March 4, 2016 and our subsequent opinion dated as of May 25, 2016, appearing as Annex F to such proxy statement/prospectus, and to the description of such opinions and to the references to our name contained therein under the headings “Summary” and “The Merger.” In giving the foregoing consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

ROTH CAPITAL PARTNERS, LLC

/s/ Alexander G. Montano
Name: Alexander G. Montano
Its: Managing Director